EXHIBIT 10.2

EXECUTION

MSR PORTFOLIO DEFENSE AGREEMENT

This MSR Portfolio Defense Agreement (the “Agreement”), dated as of June 16 2017, is entered into by and between PHH Mortgage Corporation, a New Jersey corporation (the “Subservicer”), and New Residential Mortgage LLC, a Delaware limited liability company (the “MSR Owner”).

WHEREAS, the Subservicer and the MSR Owner have entered into that certain Agreement for the Purchase and Sale of Servicing Rights, dated as of December 28, 2016 (the “Purchase Agreement”), and that certain Flow Mortgage Loan Subservicing Agreement, dated as of December 28, 2016 (the “Subservicing Agreement”);

WHEREAS, the Subservicing Agreement shall become effective in accordance with its terms;

WHEREAS, assuming the Subservicing Agreement becomes effective, the Subservicer and the MSR Owner may enter into one or more Retention Agreements (as defined therein) pursuant to Section 12.03 of the Subservicing Agreement; and

WHEREAS, this Agreement constitutes a Retention Agreement.

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                              Definitions. For purposes of this Agreement, capitalized terms used herein but not otherwise defined shall have the respective meanings set forth in the Subservicing Agreement.  The following capitalized terms, unless the context otherwise requires, shall have the respective meanings set forth below:

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing standards, policies and practices that are in accordance with (i) accepted and prudent mortgage servicing practices (including collection procedures) that are consistent with generally accepted mortgage servicing practices with respect to a mortgage loan of that type, (ii) the terms of the related Mortgage Loan Documents, and (iii) Applicable Requirements (as it relates to the servicing of Mortgage Loans).

“Action” shall mean any action, suit, inquiry, proceeding, investigation, claim, or litigation by or before any Governmental Entity related to the Defended Loans, the Servicing Rights or this Agreement.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Additional Loan” has the meaning set forth in Section 3.02(b).

“Agency”:  Fannie Mae, Freddie Mac, FHA, VA, USDA or HUD, as applicable.

“Agency Consent” shall mean the written consent of the applicable Agency in compliance with the applicable Agency Guidelines, to the transfer of the applicable Servicing Rights from Subservicer to MSR Owner and to permit Subservicer to act as subservicer for the related Mortgage Loans.

“Agency Delivery Date” shall mean, on or prior to January 1, 2018, the date of the Agency’s change of servicer identification with respect to a Defended Loan, and, after January 1, 2018, the Co-Issue Date.

“Agency Guidelines”:  The Fannie Mae Guide, the Freddie Mac Guide, or comparable servicing guidelines issued by the Federal Housing Administration, the VA or the USDA, (in each case, including but not limited to the applicable Agency manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions) or any servicing agreement, in each case to the extent applicable to any Mortgage Loan or REO Property.

“Applicable Requirements” has the meaning set forth in the Purchase Agreement.

“Assignments of Mortgage Instruments” shall mean a written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage Instrument identified therein from the transferor to the transferee named therein. With respect to any MERS Mortgage Loan, an Assignment of Mortgage Instrument shall include a notice of transfer sufficient under the governing instruments of MERS to reflect a transfer of the Mortgage Loan.

“Co-Issue Basis” shall mean a transfer of Servicing Rights by the Subservicer to the MSR Owner concurrently with the Subservicer selling and transferring the related Defended Loan to the applicable Agency, in each case, in accordance with Agency Guidelines.

“Co-Issue Date” shall mean the date of the transfer of Servicing Rights by the Subservicer to the MSR Owner concurrently with the Subservicer selling and transferring the related Defended Loan to the applicable Agency, in each case, in accordance with Agency Guidelines.

“Confidential Information” means any and all the proprietary, confidential and non-public information or material relating to the business (including business practices) of a Person (or its clients), information regarding the financial condition, operations and prospects of MSR Owner or Subservicer, and any other information that is disclosed to one party by or on behalf of the other party or any of their respective Affiliates or representatives, either directly or indirectly, whether or not reduced to writing or other tangible expression, whether exchanged before or after the date of this Agreement, and contained in any medium, which such entity considers to be non-public, proprietary or confidential.  Confidential Information includes (but is not limited to) all (i) information relating to research and development, discoveries, formulae, inventions, policies, guidelines, displays, specifications, drawings, codes, concepts, practices, improvements, processes, know-how, patents, copyrights, trademarks, trade names, trade secrets, and any application for any patent, copyright or trademark; (ii) descriptions, financial and statistical data, business plans, data, pricing, reports, business processes, recommendations, accounting information, identity of suppliers, business relationships, personnel information, technical specifications, computer hardware or software, information systems, customer lists, costs, product concepts and features, corporate assessments strategic plans, services, formation of investment strategies and policies, other plans, or proposals, and all information encompassed in the foregoing and (iii) information relating the amount, characteristics or performance of the Mortgage Loans or any economic or noneconomic terms of this Agreement.  Information relating to such Person’s consultants, employees, clients, customers, members, investors, vendors, research and development, software, financial condition or marketing plans is also considered Confidential Information.

“Contested Enforcement Action” shall mean any enforcement action, litigation or other adversary proceedings brought in respect of any Defended Loans or the related Servicing Rights, to the extent relating to any period of time prior to the related Agency Delivery Date, in each case arising out of the breach by the Subservicer of Applicable Requirements.

“Contested Litigation” shall mean any non-routine Action relating to any Defended Loans or the related Servicing Rights that has been commenced prior to the related Agency Delivery Date, including, without limitation, class actions, counterclaims, adversary proceedings, sanction or contempt proceedings, show cause orders, appeals and lawsuits, in each case arising out of the breach by the Subservicer of Applicable Requirements.

“Custodial Funds” shall mean all funds held by or on behalf of Subservicer with respect to the Mortgage Loans, including all principal and interest funds and any other funds due to the applicable Agency, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by Applicable Requirements) maintained by or in the control of Subservicer relating to the Mortgage Loans.

“Data Tape” has the meaning set forth in Section 3.03(a).

“Defended Loans” shall mean any New Mortgage Loans or Additional Loans for which the related Servicing Rights have been (or shall be) assigned by the Subservicer to the MSR Owner pursuant to this Agreement.

“Document Custodian” shall mean, as to each of the Subservicer and the MSR Owner, the Person engaged by each such party for the retention of the Legal Documents and other documents required to be retained by the Document Custodian.

“Effective Date” has the meaning set forth in Section 2.01.

“Eligible Loans” means any Ginnie Mae Mortgage Loan, Fannie Mae Mortgage Loan or Freddie Mac Mortgage Loan (including VA, FHA and USDA loan types) which, in each case, does not violate and/or breach any of the representations and warranties under this Agreement

(including, without limitation, the representations and warranties set forth in Section 3.02(c)).

“Ginnie Mae” shall mean the Government National Mortgage Association or any successor thereto.

“Ginnie Mae Guide”:  The Ginnie Mae Mortgage-Backed Securities Guide and all amendments, appendices, or additions thereto, in addition to the contracts (including, without limitation, any related guaranty agreement, master servicing agreement, master agreement for servicer’s principal and interest custodial account, master agreement for servicer’s escrow custodial account, master custodial agreement, schedule of subscribers and Ginnie Mae guaranty agreement or other agreement or arrangement), and all applicable rules, regulations, communications, memoranda and other written directives, procedures, manuals, guidelines, and any other information or material incorporated therein, defining the rights and obligations of Ginnie Mae and Subservicer, in each case, with respect to the related Defended Loan.

“Ginnie Mae Mortgage Loan” shall mean a mortgage loan that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Ginnie Mae.

“Governmental Entity” shall mean any governmental or regulatory (including stock exchange) body, agency, court, commission, instrumentality, authority or other legislative, executive or judicial entity.

“Legal Documents” has the meaning set forth in the Purchase Agreement.

“Locked Mortgage Loan” means a Mortgage Loan as to which the related interest rate lock occurred prior to the related Sale Date and the origination of the related new mortgage loan occurred on or after the related Sale Date.

“MERS Mortgage Loan” shall mean any Mortgage Loan as to which MERS, or its designee, is the mortgagee of record, pursuant to the related Mortgage Instrument or an Assignment of Mortgage Instrument, as nominee or agent for the holder from time to time of the Mortgage Note.

“Mortgage File” has the meaning set forth in the Purchase Agreement.

“Mortgage Instrument” shall mean any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a Mortgage Note.

“Mortgage Loan Documents” shall mean the Mortgage Instruments and Mortgage Notes.

“Mortgage Loan Reporting Date” means, with respect to each calendar month in which the Subservicer originates one or more New Mortgage Loans and/or Defended Loans, the tenth (10th)  day of the immediately succeeding calendar month.

“National Law Firm” means a national law firm in the United States with recognized expertise in mortgage finance and consumer regulatory matters, including but not limited to

[***].

“New Mortgage Loan” has the meaning set forth in Section 3.02(b).

“Non-MERS Mortgage Loan” shall mean a Mortgage Loan other than a MERS Mortgage Loan.

“Pool” shall mean one or more Mortgage Loans which have been aggregated pursuant to the requirements of the applicable Agency.

“Portfolio” means, except as set forth in this Agreement, all of the Eligible Mortgage Loans as to which the Subservicer is providing services under the Subservicing Agreement.

“Pricing Multiple” means, with respect to a Product Group, an amount equal to [***].

“Prior Mortgage Loan” means, with respect to any New Mortgage Loan, the related Mortgage Loan in the Portfolio which the Subservicer refinanced hereunder to originate such New Mortgage Loan.

“Product Group” means, with respect to any Defended Loan or Prior Mortgage Loan, as applicable, (a) if the Defended Loan or Prior Mortgage Loan, as applicable is a fixed rate loan with a greater than or equal to [***] year term, “Long Fixed;” (b) if the Defended Loan or Prior Mortgage Loan, as applicable is a fixed rate loan with a less than [***] year term, “Short Fixed” and (iii) otherwise, “ARM.”

[***]

“Purchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Refinanced Locked Mortgage Loan” means, with respect to any Locked Mortgage Loan, the new mortgage loan that caused the repayment of the related Locked Mortgage Loan or that was a purchase money mortgage loan.

[***]

“Retained Mortgage Loan” has the meaning set forth in Section 3.02(a).

“Servicing Agreement” shall mean, with respect to any Mortgage Loan, the fully executed contracts (including any pooling agreement, servicing agreement, custodial agreement or other agreement or arrangement) defining the rights and obligations of the Subservicer.

“Servicing Rights Reimbursement Price” shall mean the sum of the following: (a) [***] multiplied by the unpaid principal balance of the related New Mortgage Loan at origination; plus (b) the related outstanding, unreimbursed Advances made by the MSR Owner or purchased by the MSR Owner under the Purchase Agreement with respect to the related Prior Mortgage Loan.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Subservicing Agreement” has the meaning indicated in the recitals to this Agreement.

“Trailing Loan Documents” shall mean the Mortgage Loan Documents that are required by the Agency pursuant to Applicable Requirements and Agency Guidelines to be part of the Mortgage File that, as of the time of reference, are (i) in the custody of counsel in accordance with Applicable Requirements, (ii) have been submitted for recording and have not yet been returned by the applicable recording office or (iii) have not been provided by the issuing entity in the case of a final title policy.

[***]

[***]

Section 1.02                           General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                 The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)                                 Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)                                  References herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)                                 A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)                                  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)                                   The term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II

EFFECTIVENESS; COVENANTS

Section 2.01                               Effectiveness.  This Agreement shall become effective immediately upon the effectiveness of the Subservicing Agreement (the “Effective Date”).

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Section 2.02                             Agency Consents.

(a)                                 The transfer and assignment of the related Servicing Rights for each Defended Loan and the appointment of Subservicer as subservicer for the related Defended Loan are subject to approval by the applicable Agency on or before the applicable Agency Delivery Date.  In accordance with the Applicable Requirements, Subservicer shall undertake commercially reasonable efforts to obtain the Agency Consents in a timely manner with respect to the transfer of related Servicing Rights for each Defended Loan from Subservicer to MSR Owner and the appointment of Subservicer as subservicer for the related Defended Loan as of the related Agency Delivery Date.  MSR Owner shall provide such assistance to Subservicer and enter into such letter agreements and certifications as reasonably requested by Subservicer, including the provision of such information regarding MSR Owner and its business as requested by any Agency.  Subservicer shall pay any and all fees and costs charged by each Agency to secure Agency Consents for the related transactions described hereunder, including fees to the applicable Agency for the transfer of the Servicing Rights for each Defended Loan in accordance with the Applicable Requirements (“Required Consent Fees”).  If applicable, Subservicer shall prepare and deliver to HUD the required electronic notification of the transfer of the related Servicing Rights for each Defended Loan from Subservicer to MSR Owner.

(b)                                 Until such Agency Consent is received and the related Agency Delivery Date occurs with respect to any Servicing Rights for each Defended Loan:

(i)                                     Subservicer shall service the related Defended Loans in material compliance with Applicable Requirements and shall pay, perform and discharge all of the rights, obligations and duties with respect to the related Servicing Agreements; and

(ii)                                  without MSR Owner’s written consent, Subservicer shall not cause any Servicing Agreement for any Defended Loan to be amended in any material respect; it being understood that the termination or expiration of any Servicing Agreement in accordance with its terms shall not constitute an amendment.

Section 2.03                             Document Custodian; Transfer of Custody of Mortgage Files; Assignments and Related Matters.

(a)                                 Transfer of Custody of Legal Documents.  MSR Owner shall use Subservicer’s Document Custodian for the custody of the related Legal Documents and any other documents held by the Document Custodian in respect of the related Defended Loans, under terms mutually agreed upon by MSR Owner and the Document Custodian.

(b)                                 Document Custodian.  MSR Owner shall be responsible for all ongoing fees and costs charged by its Document Custodian after the related Agency Delivery Date.

(c)                                  Assignments and Related Matters.  Only if (A) expressly required by Applicable Requirements, (B) determined by the MSR Owner to be advisable after reasonable consultation with the applicable servicer or subservicer, then at the MSR Owner’s prior written direction or (C) nominal title is held in Subservicer’s name (or the name of an affiliate of Subservicer), the Subservicer shall, at its expense and in compliance with all Applicable Requirements in all material respects, (i) prepare and record or cause to be prepared and recorded, as required by the applicable Agency, all prior intervening Assignments of Mortgage

Instruments related to the Defended Loans; (ii) prepare or cause to be prepared Assignments of Mortgage Instruments from Subservicer to MSR Owner related to the Defended Loans; and (iii) endorse or cause to be endorsed the Mortgage Notes in blank without recourse or as otherwise required by the applicable Agency.  Subservicer shall deliver to the Document Custodian all original recorded Assignments of Mortgage Instruments for the related Defended Loans promptly upon receipt of same from the applicable recording office or otherwise.

In respect of any Defended Loans which are MERS Mortgage Loans, only if (A) expressly required by Applicable Requirements, (B) determined by the MSR Owner to be advisable after reasonable consultation with the applicable servicer or subservicer, then at the MSR Owner’s prior written direction, the Subservicer shall, at the Subservicer’s expense and in compliance with all Applicable Requirements and Accepted Servicing Practices or (C) if nominal title is held in Subservicer’s name (or the name of an affiliate of Subservicer), Subservicer shall, at Subservicer’s expense, take such actions as are necessary to cause MSR Owner to be clearly identified as the servicer of each such MERS Mortgage Loan on the records of MERS for purposes of the system of recording transfers of servicing of mortgage loans maintained by MERS and make such other changes to the applicable MERS registration information as is required under Applicable Requirements.  MSR Owner shall accept any such transfer of servicer or beneficial interest initiated by Subservicer within the MERS system.

If requested by MSR Owner, Subservicer will register with MERS any Defended Loan that is a Non-MERS Mortgage Loan as of the related Agency Delivery Date (and eligible to be a MERS Mortgage Loan), in MSR Owner’s name.  The MSR Owner will bear any and all costs and expenses associated with the MERS registration on any such Defended Loans.  In connection with each such Defended Loan, if such Defended Loan has been assigned to Subservicer, in lieu of any Assignment of Mortgage Instrument contemplated above in this Section 2.03(c), Subservicer will, at Subservicer’s expense, prepare and record an Assignment of Mortgage Instrument from Subservicer to MERS.

(d)                                 Delivery of Trailing Loan Documents.  As soon as practicable after each Agency Delivery Date, Subservicer shall deliver to the Document Custodian complete and correct versions of each of the Trailing Loan Documents required to be included in the Mortgage File related to the Servicing Rights for each Defended Loan transferred on such Agency Delivery Date; provided, however, that in the case of a Mortgage Instrument or Assignment of Mortgage Instrument that Subservicer has delivered to the applicable recorder’s office in a timely manner that has not yet been returned by such recorder’s office solely due to a delay by such recorder’s office, Subservicer shall have such additional time to obtain and deliver such documents and the final title policy (if such receipt of such document from the title insurer is delayed due to missing Mortgage Instrument or Assignment of Mortgage Instrument recording information) as is necessary.

Section 2.04                             Undertakings by Subservicer.

(a)                                 Custodial Fund Interest and Reporting.  Without limiting Subservicer’s other rights as the owner of the Servicing Rights for each Defended Loan prior to the related Agency Delivery Date, Subservicer be entitled to all interest accrued on Custodial Funds (except to the extent required to be paid to the related Mortgagor under Applicable Requirements) through the applicable Agency Delivery Date, exclusive.  Subservicer shall be responsible, without any right of reimbursement from the MSR Owner, for the payment to the applicable Mortgagor of any interest on Custodial Funds accrued through the applicable Agency Delivery Date, exclusive, to the extent interest with respect to Custodial Funds is required to be paid under the Applicable Requirements for the benefit of such Mortgagor under the related Defended Loan.

(b)                                 Internal Revenue Service Reporting.  Subservicer shall be responsible for, at its sole cost and expense, preparing and filing with the Internal Revenue Service all reports, forms, notices and filings required by the Internal Revenue Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Defended Loans with respect to events that occurred prior to the applicable Agency Delivery Date thereof, including, the reporting of all interest paid by Subservicer for the account of Mortgagors under the Defended Loans.

Section 2.05                             Payment of Costs.  Except as otherwise provided herein: (a) Subservicer shall be responsible for all fees, costs, expenses and other amounts payable to or with respect to (i) the Required Consent Fees, (ii) the transfer of the Servicing Rights for each Defended Loan, (iii) the delivery of the Mortgage Files related to the Defended Loans, (iv) the transfer of the Custodial Funds related to the Defended Loans as of each Agency Delivery Date, (v) preparing and recording individual Assignments of Mortgage Instruments to MSR Owner and preparing individual Assignments of Mortgage Instruments to the Agency, in each case, with respect to each Defended Loans and if required by applicable Agency Guidelines, (vi) in respect of Defended Loans which are MERS Mortgage Loans, processing transfers of servicing from Subservicer to MSR Owner with MERS, (vii) the electronic notification to HUD of the transfer of the Servicing Rights for each Defended Loan (if applicable), (viii) its advisors, consultants, accountants, attorneys and Document Custodian, and (ix) Subservicer’s performance of its obligations under this Agreement and (b) MSR Owner shall be responsible for the fees, costs, expenses and other amounts payable to or with respect to (i) its advisors, consultants, accountants, attorneys, (ii) its Document Custodian (including the Document Custodian’s fees and costs for any Agency-required recertifications or review and reporting of Trailing Loan Documents related to the Defended Loans), and (iii) MSR Owner’s performance of its obligations under this Agreement.

Section 2.06                             Final Certification and Recertification.  MSR Owner shall cause the Document Custodian to promptly review, at MSR Owner’s expense, all Mortgage Loan Documents related to the Defended Loans and provide Subservicer with a missing/defective document exception report promptly following the applicable Agency Delivery Date and, on a monthly basis thereafter, MSR Owner shall or shall cause its Document Custodian to deliver to Subservicer and MSR Owner a list of the related Defended Loans (for which the related Servicing Rights were sold on such Agency Delivery Date) as to which the related Legal Documents have not been provided in full (the “Exceptions List”).  Subservicer agrees that in connection with the final certification and/or recertification of any Pool or Defended Loan, Subservicer, at Subservicer’s expense, shall deliver to the Document Custodian all documents required for such final certification and/or recertification.  No later than the tenth (10th) Business Day of each full calendar month following the delivery of the Exceptions List, MSR Owner shall cause the Document Custodian to provide to Subservicer status reports, document tracking reports and other related information that evidences that Subservicer is delivering documents, clearing exceptions and taking all other necessary actions in such manner as to permit final certification and/or recertification, as the case may be, as required under Applicable

Requirements with respect to all Defended Loans.  Subservicer and MSR Owner shall cooperate with each other and shall use commercially reasonable efforts to obtain recertification waivers from each of Ginnie Mae, Fannie Mae and Freddie Mac, as applicable.  If MSR Owner or its designee or the Document Custodian returns a Defended Loan required for final certification and/or recertification to Subservicer for correction or missing information, Subservicer, at its own cost and expense, shall promptly correct such Mortgage Loan Document related to the Defended Loans, insert the appropriate information, record such document if required, and return the document to MSR Owner, its designee or the Document Custodian, as applicable. If Subservicer does not take such actions and, as a result, MSR Owner cannot obtain by the deadline required by Applicable Requirements, the Agency-required certification or recertification of any Pool or Defended Loan, then, upon the request of MSR Owner, Subservicer shall (i) reimburse MSR Owner for any reasonable, documented out-of-pocket expense or cost incurred by MSR Owner in attempting to obtain a missing, inaccurate or incomplete document or the certification or recertification by the required deadline and (ii) reimburse MSR Owner for the reasonable, documented out-of-pocket cost of posting a letter of credit if required by the Agency; provided if the letter of credit relates to pools other than the Pools of Defended Loans, Losses shall only include the portion of the cost reasonably allocated by Subservicer to MSR Owner and the Pools of Defended Loans.  It is understood and agreed, however, that in no event shall Subservicer have any obligation to repurchase any Servicing Rights or Defended Loans arising out of compliance with this Section 2.06.

Section 2.07                             Cooperation.  To the extent reasonably possible, the parties hereto shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement.  MSR Owner shall cooperate as reasonably required by Subservicer in Subservicer’s efforts to obtain Agency approvals and final certifications and recertifications as required hereunder.  The Subservicer shall cooperate in good faith with the MSR Owner in responding to any inquiries from any the MSR Owner’s regulators or examiners regarding the origination or prior servicing of the Defended Loans (including, if not limited by confidentiality limitations, providing copies of audits, documents and other information requested by any regulator or examiner); provided that, if (i) prohibited by Applicable Requirements from providing any such requested information or (ii) the underlying contract or other document or record prohibits disclosure of the requested information, the Subservicer shall give the MSR Owner prompt notice thereof and shall cooperate with the MSR Owner in responding to the applicable regulator or examiner’s request and/or in seeking exemption from such prohibition; provided further that Subservicer shall not be obligated to provide any requested information to the extent constituting confidential or privileged communications with any Governmental Entity or subject to attorney-client privilege.  The Subservicer shall be reimbursed by the MSR Owner for any reasonable out of pocket costs or expenses incurred in connection with the foregoing.

Section 2.08                             Reserved.

Section 2.09                             Representations and Warranties of the Subservicer.  Subservicer represents and warrants to MSR Owner that as of the date hereof and as of each Agency Delivery Date:

(a)                                 Due Organization and Good Standing.  Subservicer (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all licenses necessary to carry on its business as now being conducted, (iii) is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property related to a Defended

Loan is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Subservicer and (iv) is in compliance with the laws of any such state to the extent necessary to permit the origination and servicing of the Defended Loans in accordance with the terms of this Agreement;

(b)                                 Power and Authority; Enforceability.  Subservicer has the full power and authority to execute and deliver this Agreement, and to enter into and consummate all transactions contemplated by this Agreement. Subservicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by MSR Owner, constitutes a legal, valid and binding obligation of Subservicer, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law);

(c)                                  No Conflict.  The execution and delivery of this Agreement by Subservicer, the origination and servicing of the Defended Loans by Subservicer hereunder, the consummation of any other of the transactions contemplated hereunder, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of Subservicer and will not (i) result in a breach of any term or provision of the organizational documents of Subservicer or (ii) conflict with, result in a breach, violate, or result in a default under or acceleration of, the terms of any material agreement, indenture or loan or credit agreement or other material instrument to which Subservicer is a party or by which it may be bound, or (iii) constitute a violation of any Applicable Requirements including any statute, rule, regulation, order, judgment or decree applicable to Subservicer of any Governmental Authority having jurisdiction over Subservicer;

(d)                                 Portfolio Defense Ability.  Subservicer has the facilities, procedures and experienced personnel necessary for the origination and servicing of the Defended Loans.  Subservicer does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every obligation and covenant applicable to it contained in this Agreement;

(e)                                  No Litigation Pending.  There is no action, suit, proceeding or investigation pending or, to the best of Subservicer’s knowledge, threatened, against Subservicer which, either in any one instance or in the aggregate, would reasonably be expected to adversely affect the ability of Subservicer to originate and/or service the Defended Loans in accordance with the terms hereunder;

(f)                                   No Consent Required.  Except for approvals required from the applicable Agency in connection with any Agency Delivery Date, no consent, approval, authorization or order of any Governmental Authority or body is required for the performance by Subservicer of or compliance by Subservicer with this Agreement, or if required, such approval has been obtained prior to the applicable Agency Delivery Date;

(g)                                  Agency Approvals.  The Subservicer is an approved seller and servicer for, and in good standing with, Fannie Mae, Freddie Mac and Ginnie Mae and is a HUD and VA approved mortgagee pursuant to Section 203 of the National Housing Act, and shall maintain such approvals throughout the term of this Agreement.  No event has occurred, including but not limited to, a change in insurance coverage, that would make the Subservicer unable to comply with eligibility requirements of each Agency, or that would require notification to any Agency and, to the best of the Subservicer’s knowledge, there are no pending business issues with any Agency that would likely materially adversely affect the ability of the Subservicer to originate and/or service mortgage loans on behalf of such entities or to comply with Applicable Requirements. Subservicer has not received any written notice from an Agency that it intends to terminate the Subservicer’s status as an approved seller and/or servicer;

(h)                                 MERS. The Subservicer is a member of MERS in good standing. The Subservicer shall maintain a MERS quality assurance plan to promote compliance with all MERS requirements and Applicable Requirements and provide the MSR Owner with a copy of such plan upon request;

(i)                                     Solvency.  Subservicer is solvent and the transfer of the Servicing Rights will not cause Subservicer to become insolvent.  The transfer of the Servicing Rights is not undertaken to hinder, delay or defraud any of Subservicer’s creditors;

(j)                                    Brokers’ Fees.  The Subservicer has not employed any broker, investment banker, financial advisor or other Person who would have a valid claim for a fee or commission from MSR Owner in connection with the Transactions.

Section 2.10                             Representations and Warranties of the MSR Owner.  MSR Owner represents and warrants to Subservicer that as of the date hereof and as of each Agency Delivery Date:

(a)                                 Due Organization and Good Standing. MSR Owner (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all licenses necessary to carry on its business as now being conducted, except for such licenses, the absence of which individually or in the aggregate, would not have a material adverse effect on the ability of MSR Owner to conduct its business as it is presently conducted or the enforceability of any Defended Loan, and (iii) is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by MSR Owner;

(b)                                 Power and Authority; Enforceability.  MSR Owner has the full power and authority to execute and deliver this Agreement, and to enter into and consummate all transactions contemplated by this Agreement. MSR Owner has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by Subservicer, constitutes a legal, valid and binding obligation of MSR Owner, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law);

(c)                                  No Conflict.  The execution and delivery of this Agreement by MSR Owner, the consummation of any other of the transactions contemplated hereunder, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of MSR Owner and will not (i) result in a breach of any term or provision of the organizational documents of MSR Owner or (ii) conflict with, result in a breach, violate, or result in a default under or acceleration of, the terms of any material agreement, indenture or loan or credit agreement or other material instrument to which MSR Owner is a party or by which it may be bound, or (iii) constitute a violation of any statute, rule, regulation, order, judgment or decree applicable to MSR Owner of any Governmental Authority having jurisdiction over MSR Owner;

(d)                                 No Litigation Pending.  There is no action, suit, proceeding or investigation pending or, to the best of MSR Owner’s knowledge, threatened, against MSR Owner which, either in any one instance or in the aggregate, would reasonably be expected to adversely affect the ability of MSR Owner to take ownership of the Servicing Rights related to any Defended Loan in accordance with the terms of this Agreement; and

(e)                                  No Consent Required.  Except for approvals required from the applicable Agency in connection with any Agency Delivery Date, no consent, approval, authorization or order of any Governmental Authority is required for the performance by MSR Owner of or compliance by MSR Owner with this Agreement, or if required, such approval has been obtained prior to the applicable Agency Delivery Date.

ARTICLE III

TERM; MSR PORTFOLIO DEFENSE

Section 3.01                               Term of Agreement; Rights to Terminate.

(a)                                 Subject to Section 3.01(c), this Agreement shall terminate upon the termination of the Subservicing Agreement.  This Agreement shall terminate as to any individual Mortgage Loan upon the removal of such Mortgage Loan from the Subservicing Agreement.  Either Party shall have the right to terminate this Agreement immediately:

(i) if the applicable party provides the other party a written memorandum from a National Law Firm which concludes or otherwise determines that the continuation of this Agreement could reasonably be considered a violation of any Applicable Requirements; provided, however, the applicable party shall promptly contact the non-terminating party to discuss the contents and conclusions of such memorandum with the non-terminating party and, following such discussion (if any), if the applicable party determines, in its reasonable discretion, that such violation of Applicable Requirement can be cured by amending the terms of this Agreement, such applicable party shall use reasonable efforts to amend the provisions of this Agreement with the non-terminating party such that the National Law Firm which issued such written memorandum would not issue a memorandum for the amended Agreement with the same (or similar) conclusions and/or determinations as the initial memorandum;

(ii) to the extent a party hereto makes a reasonable and good faith determination as described in the last sentence of Section 4.03(a) or Section 4.03(b), as applicable, and causes a National Law Firm to provide a written memorandum as described in the last sentence of Section 4.03(a) or Section 4.03(b), as applicable, then the party who would otherwise be seeking indemnity pursuant to Section 4.03 may, in its sole discretion, terminate this Agreement immediately without any requirement to deliver a written memorandum as contemplated herein; it being understood that the rights of a terminating party under this subclause (ii) shall constitute the sole remedies of an aggrieved party for Losses solely and directly arising from the existence of this Agreement (and/or the arrangement for Subservicer to provide servicing rights defense services as set forth herein) violating Applicable Requirements;

(iii) if the non-terminating party has breached any payment obligation under this Agreement (to the extent such payment obligation (in whole or in part) was not in dispute and the non-terminating party submitted reasonable supporting documentation evidencing such dispute in writing, in each case, at least five (5) Business Days prior to the date such payment was required to be made hereunder) and such payment obligation is not cured within three (3) Business Days of the date such payment was required to be made hereunder;

(iv) if the non-terminating party has breached any reporting obligation under this Agreement and such reporting obligation is not cured within ten (10) days of the date such report was required to be delivered hereunder; or

(v) if the non-terminating party has breached this Agreement in any other material respect and such breach or failure has not been remedied within thirty (30) days of notice thereof (or such longer period as may be reasonably necessary to cure (not to exceed an additional thirty (30) days), if such breach or failure cannot reasonably be cured within thirty (30) days, but the non-terminating party has commenced curing and reasonably demonstrated to the terminating party that such breach or failure will ultimately be cured).

(b)                                 Following any such termination of this Agreement or one or more Mortgage Loans under this Agreement, except as otherwise contemplated by the Subservicing Agreement or otherwise agreed to by the Parties, with respect to each Mortgage Loan, the Subservicer shall not, and shall cause all subsidiaries of Seller Parent (as defined in the Purchase Agreement), and its and their respective officers, directors, employees, brokers, correspondent lenders, agents and independent contractors, in each case working on the Subservicer’s behalf to not, directly or indirectly, during the remaining term of such Mortgage Loan, by telephone, by mail, by internet, by facsimile, by personal solicitation, by electronic media or otherwise take any action to solicit the Mortgagors.   Unless otherwise expressly agreed to in writing, nothing in this Section 3.01(b) shall prohibit the Subservicer or the Subservicer’s Affiliates from (a) taking applications from those Mortgagors who initiate refinance action on their own, (b) engaging in a mass advertising program to the general public at large such as mass mailings based on commercially acquired, non-targeted mailing lists, or general, non-targeted newspaper, magazine, billboard, radio, television or Internet advertisements, or (c) soliciting Mortgagors in any other manner as otherwise agreed upon in writing by the parties.  In the event that the terms of this Section 3.01(b) have been breached and any affected Mortgage Loan is refinanced or prepaid in full, as the sole remedy therefor, Subservicer shall pay to MSR Owner an amount equal to the Servicing Rights Reimbursement Price in accordance with Section 3.02(e).

(c)                                  Notwithstanding the foregoing, (x) the Subservicer shall continue the process of any refinancing of Mortgage Loans in the Portfolio where required under Applicable Requirements or where a binding obligation exists on the part of the Subservicer with the related mortgagor, (y) to the extent the Subservicer receives an application for a New Mortgage Loan within two (2) months of the date of termination, the provisions of this Agreement governing the conveyance of the related Servicing Rights to MSR Owner shall survive and (z) upon the termination of this Agreement as set forth herein, solely with respect to any Mortgage Loan in which the Subservicer has received an application as described in clause (y) above and/or the Subservicer is otherwise processing any refinancing of a Mortgage Loan, the MSR Owner shall not solicit such Mortgage Loan for refinance until the earlier of (i) four (4) months after the date of the related termination and (ii) the refinance of such Mortgage Loan.

Section 3.02                           MSR Portfolio Defense.

(a)                                 On each date when a mortgage loan becomes a Mortgage Loan under the Subservicing Agreement, such Mortgage Loan shall automatically and without further notice or action be subject to this Agreement; provided, however, with respect to the first [***] Refinanced Locked Mortgage Loans, [***] of such Refinanced Locked Mortgage Loans shall not become subject to this Agreement (the “Retained Mortgage Loans”) and, as to such Retained Mortgage Loans, the Subservicer shall be entitled to retain the new mortgage servicing rights related thereto without payment to the MSR Owner.  In order to determine the allocation of Refinanced Locked Mortgage Loans into Retained Mortgage Loans or Defended Loans, the Refinanced Locked Mortgage Loans closed in any calendar month shall be allocated on an alternating basis by increasing loan number (such that, by way of example, the Refinanced Locked Mortgage Loan with the lowest loan number shall be a Retained Mortgage Loan, the Refinanced Locked Mortgage Loan with the second lowest loan number shall be a Defended Loan, and so forth); provided that, any Refinanced Locked Mortgage Loan which is a Ginnie Mae Mortgage Loan shall be allocated (and deemed) as a Retained Mortgage Loan.  Following the allocation of the [***] Retained Mortgage Loan to the Subservicer, all the successive Refinanced Locked Mortgage Loans shall be allocated as Defended Loans.

(b)                                 (i)                                     Subject to compliance with Applicable Requirements and the terms of this Agreement, the Subservicer is hereby authorized at its option by the MSR Owner, on a non-exclusive basis, to seek the refinance of each Mortgage Loan.  If any such Mortgage Loan is (1) refinanced by the Subservicer or (2) is paid in full in connection with the Subservicer originating a mortgage loan for the related Mortgagor (a “Purchase Money Mortgage Loan”), the proceeds of which are used by the Mortgagor to purchase a new mortgaged property, then, in each case, such refinanced Mortgage Loan shall be a “New Mortgage Loan” under this Agreement; provided, however, in no event shall the Subservicer refinance (x) any home equity line of credit loan which is part of the Portfolio into a new home equity line of credit in which the MSR Owner is required to fund and/or advance the applicable draws under such refinanced home equity line of credit, (y) any buydown loan which is part of the Portfolio into a new buydown loan in which the MSR Owner is required to fund or advance the applicable buydown funds required under such refinanced buydown loan or (z) any loan which is part of the Portfolio into a new loan which has funding obligations and/or reporting/tracking requirements that exceeds the obligations of an owner of the related servicing rights with respect to a closed-end mortgage loan acceptable to be purchased by Ginnie Mae, Fannie Mae or Freddie Mac (collectively, “Prohibited

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Refinanced Loan”). The Servicing Rights related to each New Mortgage Loan shall be assigned to MSR Owner under this Agreement so long as the following conditions are met: (1) such New Mortgage Loan is an Eligible Loan, (2) such New Mortgage Loan is not a Prohibited Refinanced Loan and (3) the Subservicer has obtained consents, if any, required by the applicable Agency to assign the related Servicing Rights to the MSR Owner which, after January 1, 2018, shall be under a Co-Issue Basis.  The MSR Owner is granting authority to the Subservicer to seek to refinance each Mortgage Loan in accordance with the terms of this Agreement because it (1) desires to preserve and protect its investment in its servicing rights and provide eligible borrowers with the opportunity to refinance the related Mortgage Loans, (2) does not presently originate mortgage loans and thus is unable to provide such refinancing opportunities directly to such borrowers, (3) believes that the Subservicer is a high quality originator, and (4) desires to retain the Subservicer as an independent contractor as part of the Subservicer’s responsibilities under this Agreement and the Subservicing Agreement to facilitate the replacement of certain of the MSR Owner’s existing Servicing Rights relating to the Prior Mortgage Loans with Servicing Rights relating to the Defended Loans by offering refinancing opportunities to eligible borrowers.

(ii)                                  If the Subservicer is unable to satisfy the conditions set forth in the penultimate sentence of Section 3.02(b)(i), Subservicer shall use commercially reasonable efforts to substitute or add Servicing Rights relating to one or more additional Eligible Loans, which in the aggregate (together with the related New Mortgage Loan, if applicable) satisfy the conditions set forth in the penultimate sentence of Section 3.02(b)(i) (any such mortgage loan, an “Additional Loan”); provided that, to the extent the Subservicer is unable to substitute or add Servicing Rights, the Subservicer shall reimburse the MSR Owner in accordance with Section 3.02(e). The remedies set forth in this subclause (ii) to Section 3.02(b) shall be the sole remedies in respect of the Subservicer’s failure to satisfy the conditions set forth in the penultimate sentence of Section 3.02(b)(i).  Notwithstanding the foregoing in this Section 3.02(b)(ii), to the extent the Subservicer’s origination activities are solely limited to servicing rights defense (or other similar) activities for the mortgage loans that Subservicer is servicing or subservicing, then Subservicer shall not be required to substitute any Additional Loans as required in this Agreement and shall reimburse the MSR Owner as required pursuant to Section 3.02(e) or Section 3.02(f), as applicable.

(iii)                               At MSR Owner’s reasonable request, on a mutually agreed upon frequency (which shall frequency shall be not less than once a month), Subservicer shall (i) participate in conference calls and meetings regarding Subservicer’s activities under this Agreement, (ii) provide reasonably requested information (including reasonably requested written materials) with respect to Subservicer’s activities under this Agreement and (iii) otherwise cooperate with MSR Owner regarding Subservicer’s activities under this Agreement, including, but not limited to, Subservicer’s marketing and origination strategies utilized to perform its obligations under this Agreement.

(c)                                  Assignment and Representations.

(i)                                     With respect to each Defended Loan and effective on the related Agency Delivery Date, the Subservicer shall be deemed to have been conveyed the applicable Servicing Rights to the MSR Owner and, as of the related Agency Delivery Date, the Subservicer hereby makes to the MSR Owner all of the representations and warranties set forth in Exhibit C attached hereto with respect to such Servicing Rights and the related Defended Loan.

(ii)                                  Subservicer and MSR Owner agree that the representations and warranties set forth in this Agreement shall survive for the life of each respective Defended Loan, and shall inure to the benefit of MSR Owner and its successors, notwithstanding any qualified endorsement or Assignment or the examination or lack of examination of any Mortgage File or Custodial File.  Notwithstanding anything in this Agreement to the contrary, for purposes of establishing a breach of a representation or warranty hereunder, the accuracy of the representations and warranties shall be determined without giving effect to the qualifications to such representations and warranties concerning knowledge, materiality or other exception (including, without limitation, any reference to “material adverse effect,” “to the best of Subservicer’s knowledge,” or any other terms similar thereto).  In that regard, the parties acknowledge and agree that regardless of any qualifications or limitations contained in the Agreement regarding the Subservicer’s knowledge, or to materiality or to exceptions noted in a representation or warranty, the MSR Owner shall have full recourse to all of its remedies set forth in this Agreement.

(iii)                               From and after the related Agency Delivery Date, the Subservicer shall service the applicable Defended Loan under and pursuant to the terms and conditions of the Subservicing Agreement.  On a monthly basis (or such other timeframe as mutually agreed upon), no later than the tenth (10th) Business Day of each calendar month after the date an Agency identifies MSR Owner as the servicer of the Defended Loan, the Subservicer shall execute and deliver the instrument of assignment substantially in the form attached hereto as Exhibit A for all Servicing Rights conveyed pursuant to this clause (d); provided that, no Servicing Rights relating to a New Mortgage Loan or Additional Loan shall be assigned to the MSR owner pursuant to Section 3.02(c)(ii) unless and until and all requirements and condition precedents set forth in this Agreement shall have been satisfied.

(iv)                              In addition to the compensation that is paid under the Subservicing Agreement, as additional compensation for refinancing a Prior Mortgage Loan and conveying the related Servicing Rights of the Defended Loan to the MSR Owner in accordance with the terms of this Agreement, the Subservicer shall be entitled to retain all underwriting and origination-related economics as well as any proceeds relating to the sale of the related Defended Loan (to the extent consistent with Applicable Requirements).  Except as set forth in the prior sentence and Section 3.06, the Subservicer acknowledges and agrees that it is not entitled to any other compensation for the services provided in this Agreement.

(d)                                 Except as expressly set forth herein, the Subservicer shall bear all costs and expenses associated with the marketing of financial products and services as contemplated by this Agreement.

(e)                                  In the event that (i) there is a breach of any of the Subservicer’s representations and warranties in Section 3.02(c) that materially and adversely affects the value of the related Servicing Rights or the MSR Owner’s rights therein, (ii) the Subservicer originates a New Mortgage Loan or Additional Loans in a manner not in compliance with this Agreement or Applicable Requirements or (iii) the Subservicer fails to deliver such New Mortgage Loan or such Additional Loans to the Agency applicable to the related Mortgage Loan by the earlier of (1) as soon as commercially reasonable after origination or (2) within 65 days (or such other time period mutually agreed upon by the MSR Owner and the Subservicer in writing) of the date of origination of the New Mortgage Loan or (3) within 90 days of the related Agency Delivery Date solely with respect to Defended Loans which are not delivered to the related Agency on a Co-Issue Basis, whichever is sooner, the Subservicer shall [***]. Except as set forth in Section 4.03, the remedies set forth in this clause (e) shall be the sole remedies available to the MSR Owner in respect of any of subclauses (i) through (iii) of this clause (e).

(f)                                   With respect to each Defended Loan, if the Subservicer is unable and/or fails to provide to the Custodian all Mortgage Loan Documents required to be submitted to the Custodian (and any other documents required by Applicable Requirements) within sufficient and reasonable time for the Custodian to issue a final certification and/or recertification, as applicable, to the applicable Agency in accordance with Applicable Requirements, the Subservicer in its sole discretion, may use commercially reasonable efforts to substitute the affected Servicing Rights of such Defended Loan with the Servicing Rights related to an Additional Loan within ten (10) Business Days of MSR’s Owner’s notice; provided that, [***], the Subservicer shall repurchase the Servicing Rights related to such Defended Loan at an amount equal to the Servicing Rights Reimbursement Price.  Except as set forth in Section 4.03, the remedies set forth in this clause (f) shall be the sole remedies available to the MSR Owner with respect to this clause (f).

(g)                                  To the extent that the Subservicer has repurchased the Servicing Rights under this Section 3.02, the Subservicer and the MSR Owner shall cooperate in good faith to undertake such transfer as promptly as practicable.

(h)                                 To the extent a New Mortgage Loan is a Ginnie Mae Mortgage Loan and the MSR Owner does not have its approval(s) from Ginnie Mae to own the servicing rights related to Ginnie Mae Mortgage Loans, the Subservicer shall not deliver to the MSR Owner the related mortgage servicing rights for each Ginnie Mae Mortgage Loan that would otherwise be considered a New Mortgage Loan.  To the extent the MSR Owner has notified the Subservicer that either (i) the MSR Owner reasonably anticipates that the MSR Owner will receive its approval(s) from Ginnie Mae to own the servicing rights related to Ginnie Mae Mortgage Loans or (ii) the MSR Owner has received its approval(s) from Ginnie Mae to own the servicing rights related to Ginnie Mae Mortgage Loans, the MSR Owner and Subservicer shall promptly either work together in good faith to (i) amend this Agreement to reflect the transfer of servicing rights related to Ginnie Mae Mortgage Loans with respect to Defended Loans created on or after the date of such amendment or (ii) enter into a separate portfolio defense agreement substantially similar to this Agreement and modified to reflect the transfer of servicing rights related to Ginnie Mae Mortgage Loans (in each case, taking into account unique products and delivery requirements of Ginnie Mae).

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Section 3.03                             Reporting.

(a)                                 No later than three (3) Business Days prior to the related Agency Delivery Date with respect to any Defended Loan, the Subservicer shall deliver to MSR Owner a data tape (the “Data Tape”) of data and characteristics of each Defended Loan and related Servicing Rights (including the information set forth in Exhibit D attached hereto) to be delivered on such Agency Delivery Date.

(b)                                 On a weekly basis, with respect to the immediately preceding calendar month, the Subservicer shall send a report in the form set forth on Exhibit B-1 hereto, which may be amended from time to time upon the mutual agreement of the Subservicer and MSR Owner.  On a monthly basis, with respect to the immediately preceding calendar month, the Subservicer shall send a report in the form set forth on Exhibit B-2 hereto, which may be amended from time to time upon the mutual agreement of the Subservicer and MSR Owner.

(c)                                  On a quarterly basis (or more frequently to the extent reasonably requested by the Owner), the Subservicer shall send a report (in a mutually agreeable format) to the MSR Owner which details, on a pool-level basis, the percentage of New Mortgage Loans that are Ginnie Mae Mortgage Loans relative to the unpaid principal balance of the Servicing Rights owned by MSR Owner and such other information, data and trends related thereto as mutually agreed upon by the MSR Owner and the Subservicer.  To the extent the percentage of New Mortgage Loans are Ginnie Mae Mortgage Loans exceeds 2% (by unpaid principal balance of New Mortgage Loans) for any prior quarter and the MSR Owner does not have its approval(s) from Ginnie Mae to own the servicing rights related to Ginnie Mae Mortgage Loans, the MSR Owner and the Subservicer shall amend this Agreement to reflect new economics terms taking into consideration of such refinancing trends and developments.

(d)                                 On a monthly basis, the Subservicer shall provide the MSR Owner with a report detailing the status of the applicable consent(s) from Fannie Mae, Freddie Mac and/or Ginnie Mae, as applicable, with respect to the transfer of all or any portion of the related Servicing Rights for each Defended Loan to MSR Owner as of the end of the immediately preceding calendar month.

(e)                                  MSR Owner, its third party auditors and regulatory officials with regulatory authority over MSR Owner or its Affiliates and the Servicing Rights shall have the right to examine, audit and or review (each, an “Audit”), upon reasonable advance written notice to Subservicer of not less than ten (10) Business Days, during Subservicer’s normal business hours any and all of (i) the Mortgage Files of the Defended Loans (which are then in Subservicer’s possession or control or otherwise reasonably obtainable by the Subservicer), (ii) any and all books, records, documentation or other information of Subservicer (whether held by Subservicer or by another) relating to the solicitation and origination of the Defended Loans and (iii) any and all books, records, documentation or other information of Subservicer (whether held by Subservicer or by another) that are relevant to the performance or observance by Subservicer of the terms, covenants or conditions of this Agreement. In such reviews, the Subservicer will allow the MSR Owner, its Affiliates, its agents and its counsel, accountants and other representatives, during normal business hours and upon reasonable notice and provided that such review shall not unduly or unreasonably interrupt the Subservicer’s business operations, to, at any time and from time to time, access to review the Subservicer’s solicitation and origination platform, the Mortgage Files of the Defended Loans (which are then in Subservicer’s possession or control or otherwise reasonably obtainable by the Subservicer), facilities, employees, origination files, origination documents, origination records, data tapes, computer records, origination systems and other computer and technology systems or other information pertaining to the origination and solicitation of the Servicing Rights and the Defended Loans.  MSR Owner’s right to perform Audits shall be limited to two (2) Audits in any calendar year (absent a breach under this Agreement by the Subservicer); provided that the MSR Owner, notwithstanding the foregoing, shall be permitted further on-site access if required by Governmental Entities to the books, records, and/or other information of the Subservicer across the Subservicer’s entire origination platform (excluding any access or information relating to any mortgagor data or performance data for mortgage loans which are not Defended Loans) and with respect to the Defended Loans, including the origination systems, computer systems, books, records, or other information of the Subservicer relating to the origination and solicitation of the Defended Loans, whether held by the Subservicer or by another on its behalf (including but not limited to reviewing call transcripts and listening to audio of calls to Mortgagors (in-person or remotely)) at any time, upon five (5) Business Days’ notice.  To the extent the MSR Owner (absent a breach under this Agreement by the Subservicer) performs more than 2 Audits in any calendar year, the MSR Owner shall reimburse the Subservicer for its reasonable, actual and documented out-of-pocket or internally allocated, as applicable, costs and expenses incurred by the Subservicer in connection with its cooperation for such 3rd or greater Audit in a calendar year (absent a breach under this Agreement by the Subservicer).  The Subservicer shall reasonably cooperate with any request of the MSR Owner in connection with such examination/audit and shall facilitate such audits and in connection therewith shall provide MSR Owner and its designees access to Subservicer’s offices, origination systems, computer systems, books and records concerning the Subservicer, this Agreement and the Defended Loans at any time.

(f)                                   The Subservicer shall cooperate in good faith with the MSR Owner, its agents, and regulators in responding to any regulatory inquiries regarding the Subservicer’s solicitation and origination of the Defended Loans and the Subservicer’s compliance with, and ability to perform its obligations under, the provisions of this Agreement and Applicable Requirements, including without limitation regulatory inquiries regarding the Subservicer’s qualifications, expertise, capacity and staffing levels, training programs, work quality and workload balance, reputation (including complaints), information security, document custody practices, business continuity and financial viability, monitoring and oversight of the Vendors or Off-shore Vendors used in connection with the solicitation and/or origination of the Defended Loans as well as the current accuracy of the representations and warranties made by the Subservicer herein.

(g)                                  On a calendar quarterly basis (no later than twentieth (20th) day following the end of each calendar quarter), the Subservicer shall notify the MSR Owner of the final results of any and all reviews or audits conducted by or obtained by the Subservicer, its Vendors or Off-shore Vendors (used in connection with the solicitation and/or origination of the Defended Loans), agents or representatives (including internal and external auditors) relating to the Subservicer’s operating practices and procedures to the extent relevant to the portfolio defense services provided by the Subservicer under this Agreement during such calendar quarter, and, the Subservicer shall make summaries of such results available to the MSR Owner to the extent disclosing such results to the MSR Owner is not expressly prohibited by the applicable contract with such Person or by Applicable Requirements.  Such reviews shall include, without limitation, rating agency reviews, SSAE 16 reviews, and MERS reconciliation reports.  The MSR Owner acknowledges that the Subservicer shall be entitled to redact any of the foregoing to the extent constituting confidential or privileged communications with any Governmental Entity or communications subject to attorney-client privilege.

(h)                                 From time to time prior to and after each Agency Delivery Date, upon request, each party hereto shall furnish to the other party hereto such information supplementary to the information contained in the documents and information delivered pursuant hereto which is reasonably available and may reasonably be requested or which may be necessary to file any reports due to the applicable Agency in connection with the Defended Loans or Servicing Rights, or for compliance with Applicable Requirements.  To the extent any such request would require Subservicer to perform activities that are not customarily performed by Subservicer under similar portfolio defense arrangements and Servicer would incur out-of-pocket costs or internally allocated costs, Servicer shall promptly notify MSR Owner of the costs related thereto, with a statement of work identifying such work and costs related thereto.  MSR Owner, following receipt of notification from Subservicer of such statement of work, shall either (x) instruct Subservicer to proceed with fulfilling such request by execution of such statement of work and MSR Owner shall be responsible for reimbursing Subservicer for the costs identified in such statement of work after the fulfillment of such request to MSR Owner’s reasonable satisfaction or (y) decline to make such request to Subservicer.  MSR Owner shall pay such invoiced amount no later than thirty (30) days after MSR Owner’s receipt of the invoice from Subservicer.

Section 3.04                             Subcontractors. In performing its obligations under this Agreement, Subservicer may retain any third-party contractors as permitted under Applicable Requirements.  No fees or expenses of such third party contractors shall be the responsibility of MSR Owner or netted from amounts otherwise payable to MSR Owner under this Agreement.  The engagement of a contractor by Subservicer shall not relieve Subservicer of any of its obligations under this Agreement.  Any such contractor engaged by Subservicer shall be engaged on commercially reasonable, arm’s length basis.

Section 3.05                             No Endorsements. MSR Owner shall not perform any Mortgage Loan-related activities for or on behalf of Subservicer, or recommend or endorse Subservicer to the Mortgagors with regard to Mortgage Loans or related products and services.  Each party hereto and their respective representatives shall not disseminate any written advertisement, endorsement or other marketing materials relating to the other party hereto, such other party’s products or services, or such other party’s activities under this Agreement.  Neither party hereto will use the name, mark, or logo of the other party hereto in any advertisement or printed solicitation.

Section 3.06                             Servicing Strip.

(a)                                 For any calendar month and each Product Group, [***], the Subservicer shall, in addition to transferring the Servicing Rights related to the Defended Loans to the MSR Owner for such calendar month, pay the MSR Owner

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[***].

(b)                                 For any calendar month and each Product Group, [***], the MSR Owner shall pay the Subservicer an amount equal to the product of (i) [***] multiplied by the unpaid principal balance of the related Defended Loans as of the related Agency Delivery Date and (ii) [***].

(c)                                  For any calendar month and each Product Group, [***], the MSR Owner shall pay the Subservicer an amount equal to the sum of (i) the product of (x) [***] and (y) the unpaid principal balance of the related Defended Loans as of the related Agency Delivery Date and (z) [***] basis points [***] plus (ii) the product of (w) [***], (x) the unpaid principal balance of the related Defended Loans as of the related Agency Delivery Date, (y) [***] percent ([***]%) and (z) [***].

(d)                                 For any calendar month and each Product Group, [***], the MSR Owner shall pay the Subservicer an amount equal to the sum of (i) the product of (x) [***] and (y) the unpaid principal balance of the related Defended Loans as of the related Agency Delivery Date and (z) [***] basis points [***] plus (ii) the product of (w) [***], (x) the unpaid principal balance of the related Defended Loans as of the related Agency Delivery Date, (y) [***] percent ([***]%) and (z) [***] basis points [***].

ARTICLE IV

LIABILITIES OF SERVICER AND MSR OWNER

Section 4.01                            Limitation on Liability of the MSR Owner and the Subservicer.  Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any consequential, indirect, punitive, exemplary or special damages (including, without limitation, lost profits awarded as direct damages), whether under indemnity for Losses (as defined herein), or as general common law contract damages, even if apprised of the possibility of the foregoing damages.

Section 4.02                            Merger or Consolidation of the Subservicer.

Any Person into which Subservicer may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which Subservicer shall be a party, or any Person succeeding to the business of Subservicer (whether in connection with the purchase of all or substantially all of Subservicer’s assets, or otherwise), shall be the successor of Subservicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that the Subservicer shall be approved as a subservicer by each Agency following such merger, conversion, consolidation or succession.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Section 4.03                              Indemnification.

(a)                                 The Subservicer shall indemnify the MSR Owner, and hold it, its Affiliates and each of their respective officers, directors, members, managers, employees, agents, representatives, successors and any permitted assigns harmless against any and all Losses that any of them may sustain that result from or arise out of (i) the Subservicer’s willful misfeasance or bad faith in the performance of its duties under this Agreement, (ii) breach of Subservicer’s covenants, obligations or duties under this Agreement, (iii) breach of Subservicer’s representations or warranties under this Agreement, (iv) the instance in which any Person is required to repurchase the Defended Loan from the Agency, as applicable, due to a breach by the Subservicer, any originator, or prior servicer of Applicable Requirements, (v) any Contested Enforcement Action, (vi) any Contested Litigation or (vii) any breach by the Subservicer, any originator, or prior servicer of Applicable Requirements relating to a Defended Loan.  Notwithstanding the foregoing, the Subservicer shall not be obligated to indemnify the MSR Owner under this Section 4.03(a) for Losses solely and directly arising from [***].

(b)                                 The MSR Owner shall indemnify the Subservicer, and hold it, its Affiliates and each of their respective officers, directors, members, managers, employees, agents, representatives, successors and any permitted assigns harmless against any and all Losses that any of them may sustain that result from or arise out of (i) the MSR Owner’s willful misfeasance, or bad faith in the performance of its duties under this Agreement, (ii) breach of the MSR Owner’s covenants, obligations or duties under this Agreement or (iii) breach of the MSR Owner’s representations or warranties under this Agreement.  Notwithstanding the foregoing, the MSR Owner shall not be obligated to indemnify the Subservicer under this Section 4.03(b) for Losses solely and directly arising from [***].

(c)                                  An indemnified party under Article IV shall notify an indemnifying party under this Article IV if a claim is made by a third party with respect to this Agreement or the Mortgage Loans that would give rise to a claim in this Article IV.  The indemnifying party shall assume (with the prior written consent of indemnified party, not to be unreasonably withheld or delayed) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the indemnified party in respect of such claim and follow any reasonable written instructions received from indemnified party in connection with such claim. In no event shall a party settle any claim subject to this Article III without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). The indemnified party may participate in the defense of claims at its own expense. The indemnified party may further assume control of any claim to the extent the indemnifying party is not in the reasonable, good faith opinion of the indemnified party properly conducting defense of the claim.

(d)                                 This Section 4.03 shall survive termination of this Agreement and apply to direct and third party claims.

(e)                                  No remedy set forth in this Section 4.03 shall limit either party’s rights under Article II.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE V

MISCELLANEOUS

Section 5.01 Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed by overnight courier, addressed as follows (or such other address as may hereafter be furnished to the other party by like notice):

(i)                                     if to MSR Owner,

1345 Avenue of the Americas, 26th Floor

New York, New York 10105

Attention: Operations

Telephone: 212-798-6095

Email: Group_NRM_OPS@fortress.com

With a copy to:

New Residential Mortgage LLC

1345 Avenue of the Americas, 45th Floor, North Suite

New York, New York 10105

Attention: Legal

Telephone: 212-798-6095

Email: NRM_Legal@fortress.com

(ii)                                  if to Subservicer,

PHH Mortgage Corporation

One Mortgage Way

Mt. Laurel, New Jersey 08054

Attention: Head of Originations

Telephone: 856-917-0170

With a copy to:

PHH Mortgage Corporation

One Mortgage Way

Mount Laurel, NJ 08054

Attn: General Counsel

Email: legalnotice@phhmail.com

Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee.

Section 5.02                               Amendment. No term or provision of this Agreement may be amended, waived or modified unless such amendment, waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

Section 5.03                               Entire Agreement. This Agreement (together with the documents referenced herein) contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 5.04                               Assignment.  This Agreement may not be assigned by either party, without the written consent of the other party hereto.  MSR Owner may at any time sell its Servicing Rights relating to any Defended Loans without the consent of Subservicer but subject to the terms of the Subservicing Agreement (to the extent the Subservicer is the subservicer thereunder).

Section 5.05                               Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

Section 5.06                               Further Agreements.  MSR Owner and Subservicer each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 5.07                               Governing Law; Waiver of Jury Trial; Submission to Jurisdiction; Fee-shifting Provisions. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

THE PARTIES HEREUNDER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.

All claims or causes of action based upon, arising out of, or related to this Agreement will be brought in State of New York within the County of New York and the United States District Court for the Southern District of New York, and appellate courts from any thereof, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding will be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement in any other court.  Nothing herein contained will be deemed to affect the right of any Party to serve process in any manner permitted by applicable Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any claim or cause of action brought pursuant to this Section 5.07.

Section 5.08                               Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties. The duties and responsibilities of the Subservicer shall be rendered by it as an independent contractor and not as an agent of the MSR Owner. The Subservicer shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

Section 5.09                               Severability of Provisions. Any part or provision of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part or provision of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Applicable Law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

Section 5.10                               Reproduction of Documents. This Agreement and all documents relating hereto, including (a) consents, waivers and modifications which may hereafter be executed and (b) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 5.11                               Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and form integral parts of this Agreement.

Section 5.12                               Counterparts. This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  A copy of a counterpart hereof executed by any party and delivered by either facsimile or other electronic means (including e-mail) shall be binding on such party and shall be deemed to constitute an original.

Section 5.13                               Confidential Information.

(a)                             Each Party understands that in connection with this Agreement, it has been furnished and will be furnished Non-Public Personal Information and/or Personally Identifiable Financial Information (as those terms are defined in Sections 573.3(n) and (o) of the Office of Thrift Supervision Regulations on Privacy of Consumer Information published at 12 C.F.R. Chapter V implementing Title V of the Gramm-Leach-Bliley Act), and other information regarding the policies and plans of the other Party and its Affiliates that is and has been designated as confidential and proprietary (including but not limited to Confidential Information), and each Party agrees that it will maintain and safeguard through appropriate systems and procedures the confidentiality of such information (including but not limited to Confidential Information) and will prevent the unauthorized access to such information (including but not limited to Confidential Information), and will not disclose it to others (except, to the extent required for performance of its obligations under this Agreement, for its Affiliates and its and their respective directors, managers, officers, employees, rating agencies, consultants, bankers, potential financing sources, agents, representatives and advisors), or use it without the prior written consent of the Party furnishing such information.  Information which is publicly known or which has been disclosed to the other Party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes.  If a Party, any of its Affiliates or any of its or their officers, directors, employees or agents is at any time requested or required to disclose any information supplied to it in connection with the transactions contemplated hereby (including but not limited to Confidential Information), such Party shall provide the other Party with prompt notice of such request(s) so that such other Party may seek an appropriate protective order and/or waive compliance with the terms of this Section 5.13.  Notwithstanding the terms of this Section 5.13, if, in the absence of a protective order or the receipt of a waiver hereunder, a Party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the other Party to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Party may disclose such information to such tribunal without liability hereunder.  If this Agreement is terminated in accordance with this Agreement, each Party agrees to promptly return to the other, promptly upon request, all confidential materials, and all copies thereof, which have been furnished to it in connection with the transactions contemplated hereby.  For the avoidance of doubt, (1) either Party may provide its (or any of its Affiliates’) shareholders and creditors with a general description of this Agreement and any related transactions and (2) Confidential Information is deemed to be designated as confidential and proprietary.

(b)                             Notwithstanding the foregoing (1) any reports, memoranda, or other materials prepared by a Party or at its direction containing or otherwise reflecting Confidential Information may be maintained by such Party, but will be kept confidential subject to the terms of this Agreement; (2) each Party may retain one copy of the Confidential Information for regulatory or record-keeping purposes, although any Confidential Information not so returned shall remain subject to this Agreement, and (3) no Party is obligated to search archived electronic back up files or its computer systems for any Confidential Information in order to purge such information from its or its employees or other representative’s archived files, so long as the foregoing remains subject to the terms of this Agreement.

(c)                              The Parties shall not, without the other Party’s prior written authorization, publicize, disclose, or allow disclosure of any information about the other Party, its present or former partners, managing directors, directors, officers, employees, agents or clients, its or their business and financial affairs, personnel matters, operating procedures, organization responsibilities, marketing matters and policies or procedures, with any reporter, author, producer or similar Person or entity, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles or writings of any other kind, as well as film, videotape, audiotape, or any other medium except as required by Applicable Requirements.

(d)                             The obligations under this Section 5.13 shall survive the termination of this Agreement.

Section 5.14                               Required Announcements.  Notwithstanding anything in this Agreement to the contrary, each party agrees not to disclose the content of this Agreement unless such party is advised by its external counsel that such disclosure is required by Applicable Requirements; provided that, to the extent practicable, the disclosing party shall (i) notify the other party of such intended disclosure prior thereto and, where applicable, work in good faith to tailor any such disclosure only to that which is required under Applicable Requirements and (ii) redact any such disclosure to the extent constituting confidential or privileged communications with any Governmental Entity or communications subject to attorney-client privilege.

Section 5.15                               Cooperation.

(a)                             The Subservicer and MSR Owner acknowledge that the arrangement contemplated by this Agreement permits the MSR Owner, in its sole discretion, to seek to refinance each Mortgage Loan through one or more other Persons.

(b)                             The Subservicer shall reasonably cooperate with the MSR Owner [***] to insert flyers into certain Mortgagor’s billing statements.

(c)                              The Subservicer shall as promptly as practicable provide, upon the request of the MSR Owner, such data and information relevant to the portfolio defense services under this Agreement that is able to be obtained from the Subservicer’s origination and servicing systems including, but not limited to, the Loansphere MSP servicing platform.  To the extent fulfillment of the MSR’s Owner’s request would cause the Subservicer to incur internal or out-of pocket costs that would, in the aggregate with any other data/information request(s), exceed $[***] per calendar month to comply with such requests, the Subservicer shall as promptly as practicable notify MSR Owner of the costs related thereto, with a statement of work identifying such work and costs related thereto, together with supporting information and documentation with respect to such costs. Promptly following receipt from Subservicer of such statement of work, MSR Owner and Subservicer shall consult and collaborate with each other to finalize a statement of work that is mutually agreeable to both parties, and after such discussions, the MSR Owner shall either (x) instruct Subservicer to proceed with fulfilling such request by execution of such statement of work and MSR Owner shall be responsible for reimbursing Subservicer for the costs identified in such statement of work based on the terms specified in the statement of work or (y) decline to make such request to the Subservicer.

(d)                             To the extent any Mortgagor contacts the Subservicer and make any inquiry regarding [***], Subservicer shall not, directly or indirectly, make any negative or disparaging statements [***] maligning, ridiculing, defaming, or otherwise speaking ill [***], and their respective business affairs, practices or policies, standards, and/or reputation.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(e)                              In connection with inserting flyers into Mortgagor’s billing statements as described in Section 5.15(b), (i) [***], (ii) such flyers shall comply with all applicable legal and regulatory requirements and (iii) the MSR Owner shall reimburse the Subservicer for the actual and reasonable internalized costs incurred to insert such flyers into the applicable Mortgagor’s statement(s) with a [***] percent ([***]%) premium added thereon plus all actual and reasonable out-of-pocket costs related thereto.

[Signature page follows]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the Subservicer and the MSR Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

NEW RESIDENTIAL MORTGAGE LLC

By:	/s/ Nicola Santoro, Jr.
	Name:	Nicola Santoro, Jr.
	Title:	Chief Financial Officer and Chief Operating Officer

Signature Page to Portfolio Defense Agreement

PHH MORTGAGE CORPORATION

By:	/s/ Richard J. Bradfield
	Name:	Richard J. Bradfield
	Title:	Sr. Vice President

Signature Page to Portfolio Defense Agreement

EXHIBIT A
(Form of Confirmatory Assignment)

[DATE]

PHH Mortgage Corporation (the “Transferor”), hereby confirms its assignment, conveyance and transfer to New Residential Mortgage LLC (the “Transferee”), under that certain MSR Portfolio Defense Agreement, dated as of [        ] (the “Portfolio Defense Agreement”), between Transferor and Transferee, of all of the Transferor’s right, title and interest in, to and under the Servicing Rights related to each mortgage loan set forth in Annex A attached hereto and all proceeds thereof. Capitalized terms used and not defined in this instrument have the meanings assigned to them in the Portfolio Defense Agreement.

PHH MORTGAGE CORPORATION

By:
Name:
Title:

A-1

EXHIBIT B-1
(Form of Report)

[***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

B-1-1

EXHIBIT B-2
(Form of Report)

[***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

B-2-1

EXHIBIT C
(Representations and Warranties)

(a)                                 Subservicer is the sole owner of all right, title and interest in and to the related Servicing Rights free and clear of all liens, has the right to assign and transfer, the Servicing Rights as of the Agency Delivery Date.  The sale, transfer and assignment by the Subservicer to the MSR Owner of the Servicing Rights and the related documents, and the instruments required to be executed by the Subservicer and delivered to the MSR Owner pursuant to the Applicable Requirements, are, and will be on the Agency Delivery Date, valid and enforceable in accordance with their terms and will effectively vest in the MSR Owner good and marketable title to the Servicing Rights and the related documents, free and clear of any and all liens, claims, or encumbrances.

(b)                                 With respect to each Defended Loan and related Servicing Rights, the related Data Tape provided to the MSR Owner is true, complete and accurate.

(c)                                  All unreimbursed Advances were made in accordance with the applicable Servicing Agreement, are fully transferable, have not been repaid in whole or in part, are not subject to any subordination, rescission, set-off, counterclaim, defense, waiver or amendment that could reasonably be asserted against Subservicer arising out of the failure of Subservicer or any of its vendors, subservicers or agents to comply with Applicable Requirements, and Subservicer has not received any written notice from any Agency or any other Person in which such Agency or other Person disputes or denies a claim by Subservicer for reimbursement in connection with any such Advance. No Advance has been sold, transferred, assigned or pledged by Subservicer to any Person. Subservicer has not taken any action that, or failed to take any action the omission of which, would materially impair the rights of MSR Owner with respect to any such Advance. Each Advance has supporting backup documentation, if applicable, in original or imaged form maintained in accordance with Applicable Requirements, and the Subservicer has not received any notice from the applicable Agency, any Insurer or any other Person in which such Person disputes or denies a claim by the Subservicer for reimbursement in connection with any such Advance. There are no proceedings pending, or, to the best of Subservicer’s knowledge, threatened, wherein any governmental agency has (A) alleged that any Advances are illegal or unenforceable, (B) asserted the invalidity of any Advances or (C) sought any determination or ruling that might adversely affect the payment or enforceability of any Advances.

(d)                                 Except for any Trailing Loan Documents which have been submitted for recording and have not yet been returned by the applicable recording office or which constitute trailing title insurance policies, the Mortgage File for each Mortgage Loan collectively contains all documents and instruments required for servicing such Mortgage Loan in all material respects in accordance with the related Servicing Agreement.  All books, records and accounts of the Subservicer and the Subservicer’s document custodian with respect to the Servicing Rights and the Defended Loans are true, complete, properly maintained, and accurately reflect the subject matter thereof in accordance with industry standards such that the MSR Owner will not incur a Loss after the Agency Delivery Date as a result of any deficiency in any Mortgage File.  Any written allegation of an improper act or omission by the Subservicer that has been received by the Subservicer from any Mortgagor is part of the related Subservicer’s servicing records.

(e)                                  As of the Agency Delivery Date, each Defended Loan, Servicing Right and Advance conforms to the Applicable Requirements, and each Defended Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the applicable Agency or other Person upon such sale, issuance of insurance or pooling, if any.  There has been no improper act or omission or alleged improper act or omission, or error by the Subservicer with respect to the origination, underwriting or servicing of any of the Defended Loans.  Each Defended Loan has been originated, underwritten and serviced by Subservicer in compliance with all Applicable Requirements and Accepted Servicing Practices. All collection efforts by or on behalf of the Subservicer have been performed timely, prudently and in compliance with all Applicable Requirements and Accepted Servicing Practices.

(f)                                   As of the Agency Delivery Date, there are no contracts affecting the Servicing Rights to which MSR Owner is or will be bound by or to, except as contemplated hereby or caused to exist by MSR Owner, nor shall Subservicer enter into any such contracts following the Agency Delivery Date without the consent of MSR Owner, other than as permitted or contemplated by the related Agency Guidelines, and no other party has any interest in the Defended Loans or the Servicing Rights except the related Agency, or otherwise as contemplated hereby.

(g)                                  As of the Agency Delivery Date, none of the Defended Loans are loans subject to interest rate subsidies or special escrow arrangements.

(h)                                 As of the Agency Delivery Date, no Defended Loan is subject to the provisions of the Home Ownership and Equity Protection Act of 1994, as amended (“HOEPA”), or has an “annual percentage rate” or “total points and fees” payable by the borrower that exceeds the applicable thresholds defined under HOEPA and its implementing regulations, including 12 C.F.R. § 1026.32(a)(1)(i) and (ii).  No Defended Loan is a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, provided that this determination shall be made with respect to the relevant state or local law, regardless of the effect of any available federal preemption, other than exemptions specifically provided for in the relevant state or local law.  No Defended Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(i)                                     All Defended Loans shall be properly registered in MERS prior to the Agency Delivery Date.

(j)                                    Prior to the applicable Agency Delivery Date, Subservicer has serviced all of the Defended Loans in accordance with Accepted Servicing Practices.

(k)                                 As of the Agency Delivery Date, no Defended Loan is in litigation or in bankruptcy.

(l)                                     As of the Agency Delivery Date, no Defended Loan is a Higher Priced Defended Loan as defined in either (i) Section B2-1.4-02 of the Fannie Mae Single Family Selling Guide (as updated from time to time by Fannie Mae) or (ii) in the Glossary of the Freddie Mac Single Family Subservicer/Servicer Guide (as updated from time to time by Freddie Mac), as applicable.

(m)                             No Defended Loan is subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Mortgage Note or Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable by the Subservicer or the MSR Owner, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.

(n)                                 The full original principal amount of each Defended Loan (net of any discounts) has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements have been satisfied.

(o)                                 Each Mortgage has been duly acknowledged and recorded or sent for recordation and is a valid and subsisting first lien, and each related Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the related Mortgage, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally, and (iii) other matters to which like properties are commonly subject which do not interfere with the benefits of the security intended to be provided by such Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.  There are no delinquent tax or assessment liens against any Mortgaged Property.  All tax identifications and property descriptions in each Mortgage are legally sufficient.

(p)                                 There is no default, breach, violation or event of acceleration existing under any Defended Loan, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.  Neither the Subservicer nor any originator or prior servicer has, except in accordance with Applicable Requirements, (i) agreed to any material modification, extension or forbearance in connection with any Mortgage Note or Mortgage, (ii) released, satisfied or canceled any Mortgage Note or Mortgage in whole or in part or released any party thereto in whole or in part, (iii) subordinated any Mortgage in whole or in part, (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage or (v) induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Defended Loan.

(q)                                 Each Defended Loan, if required by the applicable Agency, is, or prior to the applicable Agency Delivery Date will be, insured as to payment defaults by a policy of primary mortgage guaranty insurance and/or pool insurance in the amount required, and by an insurer approved, by such Agency, and all provisions of such primary mortgage guaranty insurance policy and/or pool insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid.  As to each mortgage insurance (including, without limitation, any private mortgage insurance), pool insurance or guaranty certificate, the Subservicer have complied with applicable provisions of the insurance or guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guaranty have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty with respect to the Subservicer, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance or guaranty is or, when issued, will be, and will remain in full force and effect with respect to each Defended Loan.  There are no defenses, counterclaims, or rights of set-off against the Subservicer affecting the validity or enforceability of any mortgage insurance, pool insurance or guaranty with respect to any Defended Loan.  All appropriate disclosures related to such mortgage insurance, pool insurance or guaranty were accurately prepared and have been timely provided to each Mortgagor in compliance with the Accepted Servicing Practices.

(r)                                    The Subservicer has filed in a timely manner all reports required by the Agencies, Agency Guidelines and other Applicable Requirements with respect to the Defended Loans and the Servicing Rights.

(s)                                   The Subservicer (a) has timely remitted or otherwise made available to each Agency (i) all principal and interest payments received to which such Agency is entitled under the Applicable Requirements, including without limitation any guaranty fees, and (ii) all advances of principal and interest payments required by Applicable Requirements, and (b) has properly prepared and timely submitted to each Agency all reports in connection with such payments required by Applicable Requirements.

(t)                                    All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents relating to the Defended Loans that were due on or prior to the Agency Delivery Date have been timely paid by the Subservicer or a prior servicer in compliance with Accepted Servicing Practices to the extent such items are required to have been paid pursuant to Applicable Requirements and there is no lien against the Mortgaged Property with respect such items.

(u)                                 To the best of the Subservicer’s knowledge, there exists no physical damage to any Mortgaged Property from fire, flood, mold, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not adequately insured against or would materially and adversely affect the value or marketability of any Defended Loan, the Servicing Rights, any Mortgaged Property or the eligibility of any such Defended Loan for insurance benefits by any related insurer. To the best of the Subservicer’s knowledge, there is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, any Mortgaged Property.

(v)                                 No fraudulent action has occurred on the part of Subservicer, originator, any prior servicer or, to the best of Subservicer’s knowledge, any other Person (including without limitation any borrower, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent) in connection with the origination and/or servicing of any Defended Loan, any Agency requirements or the application of any insurance proceeds with respect to a Defended Loan or the Mortgaged Property.

(w)                               To the Subservicer’s knowledge, no Mortgagor is, or at any time on or after the date the related Mortgage Note was executed has been, identified by the Office of Foreign Assets Control of the United States Department of Treasury as a specially designated national or blocked person.

(x)                                 Solely with respect to any Additional Loan, as of the Agency Delivery Date, there is no Additional Loan for which the Subservicer has chosen not to exercise the Subservicer’s right to repurchase such Additional Loan from the mortgage pool associated with this sale contemplated by this Agreement.

(y)                                 With respect to any Servicing Rights solely related to any Additional Loan, the Subservicer used no adverse selection procedures in selecting the Servicing Rights from among the outstanding first-lien residential mortgage loan Servicing Rights owned by it which were available for inclusion on the related Agency Delivery Date.

(z)                                  With respect to each Defended Loan, Subservicer has no actual notice, including any notice received from any Agency, or any reason to believe, that, other than in the normal course of Subservicer’s business, any circumstances exist that would result in Subservicer being liable to such Agency for any amount due which would reasonably be expected to have a material adverse effect by reason of: (i) any breach of servicing obligations or breach of mortgage selling warranty to such Agency under servicing agreements relating to any Defended Loan (including any unmet mortgage repurchase obligation), (ii) any unperformed obligation with respect to any Defended Loan that Subservicer is servicing for such Agency under the regular servicing option or other mortgages subject to recourse agreements, (iii) any loss or damage to such Agency by reason of any inability to transfer to a purchaser of the servicing rights Subservicer’s selling and servicing representations, warranties and obligations, or (iv) any other unmet obligations to such Agency under a servicing contract relating to any Defended Loan with an Agency.

EXHIBIT D
(Data Tape Fields)

1.                                      Loan Number

2.                                      Product

3.                                      Agency Final UPB (when svg transferred)

4.                                      Settlement UPB

5.                                      UPB Difference Note Rate

6.                                      Net Service Fee

7.                                      Pricing Date

8.                                      Sale Date

9.                                      Exclusion Reason

10.                               FICO_SCORE_BLENDED LTV

11.                               Original Loan Amount

12.                               Remittance Type

13.                               HARP_FLAG

14.                               GN1 vs GN II Indicator

15.                               PPTY_ST

16.                               Escrow Flag

17.                               Investor Fund Date

18.                               Program Number

19.                               Custodian

20.                               Agency Loan Type

21.                               ARM Max Rate

22.                               ARM MIN RATE

23.                               ARM Index used

24.                               ARM_Initial_Change_Cap

25.                               ARM Life Adjustment Cap

26.                               ARM Margin

27.                               ARM Periodic Change Cap

28.                               Escrow Balance Balloon Flag

29.                               Borrower Name

30.                               Original CLTV

31.                               Calculated LTV

32.                               First Payment Due Date

33.                               Original Maturity Date

34.                               Next Payment Due Date

35.                               Origination Date

36.                               GFEE

37.                               IO Flag

38.                               Interest Only Term

39.                               Lien Position

40.                               Investor Loan Number

41.                               Loan Purpose

42.                               Mortgage Insurance Co

43.                               Mortgage Insurance Coverage Percentage

D-1

44.                               Original Occupancy Status

45.                               Origination Channel

46.                               Monthly T and I Payment

47.                               Monthly P and I Payment

48.                               Address Number of Colateral Property

49.                               Address Str Name of Colateral Property

50.                               City of the Collateral Property

51.                               Property type

52.                               Number of Units

53.                               Zip Code of Collateral Property

54.                               Term of Loan at Origination

55.                               Original Appraisal Value

56.                               Original Purchase Price of Property

57.                               T_AND_I_MONTHLY_AMOUNT

58.                               Loan Mod Flag

59.                               Origination Pricing Date

60.                               Relo Flag

61.                               Prior Loan Number

62.                               Foreclosure Flag

63.                               Bankruptcy Flag

64.                               Litigation Flag

65.                               > 60 Days Late

66.                               Included in Transfer?

67.                               Pool Number

68.                               ARM_INDICATOR

69.                               Prior Loan Svg Strip

70.                               Svg Pricing Grid (30 / 15 / ARM)

71.                               Prior Loan Payoff Amount

72.                               transfer type

73.                               delivery date

74.                               transfer status

75.                               LPMI

D-2